------------------------------------------------- -----------------------------
[GRAPHIC OMITTED][GRAPHIC OMITTED]                INDIVIDUAL FLEXIBLE PAYMENT
                                                  DEFERRED VARIABLE ANNUITY
                                                  NON-PARTICIPATING
------------------------------------------------- -----------------------------

BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA
[BMA TOWER, P. O. BOX 412879
700 Karnes Boulevard
KANSAS CITY,  MO  64141]

Call [(800) 423-9398] for assistance or questions

BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA (referred to in this Contract as us, we and our) will, if this Contract is in force, make Annuity Payments as set forth in this Contract beginning on the Annuity Date.

This Contract is issued in consideration of the initial Purchase Payment.

FREE LOOK: This Contract may be returned within [10] days after you receive it. It can be mailed or delivered to either us or the agent who sold it. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid to our Service Center. The returned Contract will be treated as if we had never issued it. On the Issue Date we will allocate the initial Purchase Payment as you have directed. If you return the Contract during the Free Look Period, we will promptly refund your Contract Value which may be less than your Purchase Payment.

Executed by us on the Issue Date.



          [GRAPHIC OMITTED][GRAPHIC OMITTED][GRAPHIC OMITTED][GRAPHIC OMITTED]
               Secretary                                     President





ANNUITY  PAYMENTS  AND  VALUES  PROVIDED  BY THIS  CONTRACT,  WHEN  BASED ON THE
INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.









               THIS IS A LEGAL CONTRACT, PLEASE READ IT CAREFULLY.
-------------------------------------------------------------------------------

                                      INDEX

                                                                                                            PAGE

CONTRACT SCHEDULE ....................................................................................3, 4, 5, 6, 7

DEFINITIONS ...................................................................................................8, 9

PURCHASE PAYMENTS PROVISION .....................................................................................10

CONTRACT VALUE PROVISION ........................................................................................10

SEPARATE ACCOUNT PROVISION ..................................................................................10, 11

CONTRACT MAINTENANCE CHARGE PROVISION ...........................................................................11

TRANSFER PROVISION ..........................................................................................11, 12

WITHDRAWAL PROVISION ....................................................................................13, 14, 15

DEATH BENEFIT PROVISION .....................................................................................15, 16

ANNUITY PROVISION .......................................................................................17, 18, 19

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISION ..................................................................19, 20

BENEFICIARY .....................................................................................................20

SUSPENSION OF DEFERRAL OF PAYMENTS OR TRANSFERS
  FROM THE SEPARATE ACCOUNT .....................................................................................20

GENERAL PROVISIONS ..........................................................................................20, 21

RESERVES, VALUES AND BENEFITS ...................................................................................21

ANNUITY TABLES ..............................................................................................22, 23


                                CONTRACT SCHEDULE

OWNER:                                                  [John Doe]
     AGE AT ISSUE:                                      [52]

JOINT OWNER:                                            [Mary Doe]
     AGE AT ISSUE:                                      [50]

ANNUITANT:                                              [John Doe]
     AGE AT ISSUE:                                      [52]

CONTRACT NUMBER:                                        [12345]

ISSUE DATE:                                             [September 1, 2002]

PLAN TYPE:                                              [Non-qualified]

ANNUITY DATE:                                           [2020]


PURCHASE PAYMENTS:
..........Initial Purchase Payment:                   [$10,000 Non-Qualified;  $2,000 Qualified]
..........Minimum Subsequent Purchase Payment(s):     [$1,000]
..........Maximum Total Purchase Payments:            [$1 million, without our prior approval]

BENEFICIARY:

     As designated by Owner at Issue Date unless changed in accordance with the Contract provisions.

CONTRACT MAINTENANCE CHARGE:

     [The Contract Maintenance Charge is currently [$35.00] each Contract Year. We reserve the right to increase the Contract Maintenance Charge, but it will not exceed $60 per Contract Year. The Contract Maintenance Charge will be deducted from the Contract Value on each Contract Anniversary while this Contract is in force.

     However, during the Accumulation Period, if your Contract Value on a Contract Anniversary is at least [$100,000], then no Contract Maintenance Charge is deducted. If a total withdrawal is made on other than a Contract Anniversary and your Contract Value for the Business Day during which the total withdrawal is made is less than [$100,000], the full Contract Maintenance Charge will be deducted at the time of the total withdrawal. The Contract Maintenance Charge will be deducted from the Subaccounts in the same proportion that the amount of the Contract Value in each Subaccount bears to the total Contract Value.

     During the Annuity Period, the Contract Maintenance Charge will be collected pro rata from each Annuity Payment. [In the event you own more than one Contract, we will determine the total Contract Value for all of the Contracts. If the total Contract Value exceeds [$100,000], we will not assess the Contract Maintenance Charge.] If the Contract Owner is not a natural person, we will look to the Annuitant in determining the foregoing.]

COVERAGE CHARGES:

         Mortality and Expense Risk Fee                        [1.55%]

         Administrative Fee                                   [  .20%]

         [Plus 70/50 Optional Death Benefit Rider             [  .25%]


ANNUITIZATION ENHANCEMENT AMOUNT:   [3%] of the Adjusted Contract Value.

INVESTMENT OPTIONS:
         [INVESTORS MARK SERIES FUND, INC.
                  Intermediate Fixed Income Portfolio
                  Mid Cap Equity Portfolio
                  Money Market Portfolio
                  Global Fixed Income Portfolio
                  Small Cap Equity Portfolio
                  Large Cap Growth Portfolio
                  Large Cap Value Portfolio
                  Growth & Income Portfolio
                  Balanced Portfolio]

         [JANUS ASPEN SERIES
                  Janus Aspen International Growth Portfolio]

         [AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.
                  VP Income and Growth Fund
                  VP Value Fund]

         [DREYFUS CORPORATION
                  Dreyfus Stock Index Fund
                  Dreyfus VIF-Disciplined Stock Portfolio]

         [INVESCO FUNDS GROUP, INC.
                  VIF-High Yield Fund
                  VIF-Core Equity Fund]

         [LAZARD ASSET MANAGEMENT
                  Lazard Retirement Small Cap Portfolio]

         [ALGER AMERICAN FUND
                  Alger American Growth Portfolio
                  Alger American Leveraged AllCap Portfolio
                  Alger American MidCap Growth Portfolio]

         [FIDELITY FUNDS
                  VIP Overseas Portfolio
                  VIP Growth Portfolio
                  VIP Contrafund(R) Portfolio]

SEPARATE ACCOUNT: [BMA Variable Annuity Account A]

ALLOCATION GUIDELINES:

     [1. Currently, You can select as many Subaccounts as You wish.

     2. Any allocation to any Subaccount must be at least $1,000.

     3. If the Purchase Payment and forms required to issue a Contract are in good order, the initial Purchase Payment will be credited to your Contract within two (2) business days after receipt at the Service Center. Additional Purchase Payments, which are in good order, will be credited to your Contract as of the Business Day they are received.

     4. Allocation percentages must be in whole numbers. Each allocation must be at least [1%]. Allocations made pursuant to a pre-scheduled transfer are not subject to these limitations.

     5. Our Allocation Guidelines are subject to change.]

TRANSFERS:

          Number  of  Transfers  Permitted:  [During  the  Accumulation  Period:
          Subject to any transfer fees and any minimum and maximum amounts that may be transferred, there is no limitation on the number of transfers that can currently be made between Subaccounts. We reserve the right to modify the above, but the Owner will always be allowed at least [20] transfers between Subaccounts in a Contract Year during the Accumulation Period.

          During the Annuity Period: Currently, during a Contract Year you can make [4] transfers between Subaccounts of the Separate Account, subject to any minimum and maximum amounts that may be transferred. Currently you can make [4] transfers each Contract Year from one or more Subaccounts to the General Account, if available, subject to any minimum and maximum amounts that may be transferred. You may not make a transfer from the General Account, if available, to the Separate Account.]

          Number of Free Transfers: [Currently, you are allowed [20] free transfers each Contract Year during the Accumulation Period and [4] free transfers each Contract Year during the Annuity Period.]

          Transfer Fee: [For each transfer in excess of the free transfers permitted, the Transfer Fee is [$25]. Transfers made pursuant to a pre-scheduled transfer will not be counted in determining the application of the transfer fee.]

          Minimum and Maximum Amount to be Transferred: [The minimum amount which can be transferred is $250 or your entire interest in any Subaccount, if less. This requirement is waived if the transfer is pursuant to a pre-scheduled transfer or applied to an Annuity Option.]

          Minimum  Amount  Which  Must  Remain in an Account  After a  Transfer:
          [$1,000 in any Subaccount.]

          Pre-scheduled Transfers: [You can elect the Dollar Cost Averaging Option, the Asset Allocation Option and the Asset Rebalancing Option. However, that portion of Contract Value held in the Fixed Account option, if available, is not included in any pre-scheduled transfer option except you can elect to have the Fixed Account, if available, as the source fund for Dollar Cost Averaging. We reserve the right to limit the availability of any Account for a Pre-Scheduled Transfer.]

WITHDRAWALS:

          Withdrawal Charge: [A Withdrawal Charge is assessed against each Purchase Payment withdrawn and will result in a reduction in remaining Contract Value. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from its date of receipt and withdrawals are determined on a first-in, first-out basis. The Withdrawal Charges are determined in accordance with the following:

                Contract Year                              Withdrawal Charge

               1                                                   7%
               2                                                   7%
               3                                                   6%
               4                                                   5%
               5 and thereafter                                    0%

          Waiver of Withdrawal Charge Amount: [During the accumulation phase, up to 10% of the total remaining Purchase Payments can be withdrawn with no Withdrawal Charge (unless you have already made another withdrawal during that same Contract Year) on a non-cumulative basis. The amount of the withdrawal which exceeds 10% of the total remaining Purchase Payments is subject to withdrawal charges.]

          Minimum Partial Withdrawal Amount: [$500. Withdrawals made pursuant to the Automatic Withdrawal Option, the Required Minimum Distribution Option or the Substantially Equal Periodic Payment Withdrawal Option are not subject to this minimum.]

          Minimum Contract Value which must remain in an Account after a Partial
          Withdrawal: [$1,000.]

          Minimum Contract Value which must remain in the Contract after a Partial Withdrawal: We reserve the right to terminate the Contract if the Contract Value after a Partial Withdrawal is less than $10,000.

          Automatic Withdrawal Amount: [$100.00]

          Substantially Equal Periodic Payment Withdrawal Amount: [$100.00]

ENDORSEMENTS:

          [Fixed Account I Endorsement]
          [Waiver of Withdrawal Charges]

SERVICE CENTER:

          [BMA
          2000 Wade Hampton Boulevard
          Greenville, SC 29615-1064
          1-800-423-9398]

                                  DEFINITIONS

ACCOUNT:  Any  Subaccount,  the Fixed  Account,  if  available,  or the  General
Account.

ACCUMULATION PERIOD: The period prior to the Annuity Date during which you can make Purchase Payments.

ACCUMULATION UNIT: A unit of measure used to calculate the Contract Value prior to the Annuity Date.

ADJUSTED CONTRACT VALUE: The Contract Value less any applicable Premium Tax, plus any applicable Annuitization Enhancement Amount. This amount is applied to the applicable Annuity Table to determine the initial Annuity Payment.

AGE: Age last birthday, except when calculating age for the Annuity Date when it is the actual age to the nearest month.

ANNUITANT: The natural person upon whose continuation of life any Annuity Payment involving life contingencies depends. You may change the Annuitant at any time prior to the Annuity Date unless the Contract Owner is not a natural person.

ANNUITY DATE: The date on which Annuity Payments are to begin.

ANNUITY OPTION: An arrangement under which Annuity Payments are made under this Contract.

ANNUITY PAYMENTS: The series of payments made to you or any named payee after the Annuity Date under the Annuity Option selected.

ANNUITY PERIOD: The period of time beginning on the Annuity Date during which Annuity Payments are made.

ANNUITY RESERVE: The assets which support the Annuity Option you have selected during the Annuity Period.

ANNUITY UNIT: A unit of measure used to calculate Annuity Payments after the Annuity Date.

AUTHORIZED REQUEST: A request, in a form satisfactory to us, which is received by the Service Center.

BENEFICIARY: The person(s) or entity(ies) who will receive any death benefit payable under this Contract.

BUSINESS DAY: Each day that the New York Stock Exchange is open for trading. The Separate Account will be valued each Business Day.

COMPANY: Business Men's Assurance Company of America (BMA).

CONTRACT ANNIVERSARY: A calendar year anniversary of the Issue Date of this Contract.

CONTRACT WITHDRAWAL VALUE: The Contract Value less any applicable Premium Tax, less any Withdrawal Charge and less any applicable Contract Maintenance Charge.

CONTRACT VALUE: The dollar value as of any Business Day of all amounts accumulated under this Contract.

CONTRACT YEAR: Any period of twelve (12) months commencing with the Issue Date and each Contract Anniversary thereafter.

DEATH BENEFIT DATE: The date due proof of death, Authorized Request for payment, and all other requirements are received at the Service Center.

GENERAL ACCOUNT: Our general investment account which contains all of our assets with the exception of the Separate Account and other segregated asset accounts.

INVESTMENT OPTION(S): Those investments available under the Contract. Current Investment Option(s) are shown on the Contract Schedule.

ISSUE DATE: The date shown on the Contract Schedule on which the first Contract Year begins.

JOINT OWNER: If there is more than one Owner, each Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and, except for telephone transfers, must both authorize any exercising of those ownership rights unless otherwise allowed by us.

OWNER: The person(s) or entity(ies) entitled to the ownership rights stated in this Contract. If Joint Owners are named, all references to Owner shall mean the Joint Owners.

PREMIUM TAX: Any premium taxes owed by us to any governmental entity and assessed against Purchase Payments or Contract Value.

PURCHASE PAYMENT: A payment you make toward this Contract.

SERVICE CENTER: The office indicated on the Contract Schedule of the Contract to which notices, requests and Purchase Payments must be sent. All sums payable to us under the Contract are payable only at the Service Center.

SEPARATE ACCOUNT: A segregated asset account maintained by us in which a portion of our assets has been allocated for this and certain other contracts. It has been designated on the Contract Schedule.

SUBACCOUNT: Separate Account assets are divided into Subaccounts. Assets of each Subaccount will be invested in shares of an Investment Option.

TOTAL ADJUSTED PURCHASE PAYMENTS: Total Purchase Payments adjusted to reflect partial withdrawals. The adjustment to Total Adjusted Purchase Payments for partial withdrawals is pro rata. This means that the value after a withdrawal is equal to the value prior to the withdrawal, multiplied by the Contract Value after the withdrawal divided by the Contract Value prior to the withdrawal.


                           PURCHASE PAYMENTS PROVISION

PURCHASE PAYMENTS: Purchase Payments are payable according to the frequency and in the amount selected by you. The initial Purchase Payment is due on the Issue Date. We reserve the right to decline any Purchase Payment. The Minimum Subsequent Purchase Payment allowed and the Maximum Total Purchase Payments accepted without our prior permission are shown on the Contract Schedule.

CHANGE IN PURCHASE PAYMENTS: You may elect to increase or decrease or to change the frequency of Purchase Payments. Unless surrendered, this Contract remains in force until the Annuity Date and will not be in default if no additional Purchase Payments are made.

ALLOCATION OF PURCHASE PAYMENTS: Purchase Payments are allocated to one or more of the Subaccounts of the Separate Account or the Fixed Account Option, if available, in accordance with your selection. The allocation of the initial Purchase Payment is made in accordance with your selection made at the Issue Date. Unless you inform us otherwise, subsequent Purchase Payments are allocated in the same manner as the Initial Purchase Payment. However, if applicable, the Company has reserved the right to allocate the initial Purchase Payment to the Money Market Subaccount. All allocations of Purchase Payments are subject to the Allocation Guidelines shown on the Contract Schedule.

                            CONTRACT VALUE PROVISION

The Contract Value for any Business Day is equal to the total dollar value accumulated under this Contract.

The Contract Value in a Subaccount of the Separate Account is determined by multiplying the number of Accumulation Units allocated to the Contract Value for the Subaccount by the Accumulation Unit Value for that Subaccount.

Purchase Payments, withdrawals and transfers from or to a Subaccount will result in the addition of or the cancellation of Accumulation Units in a Subaccount.

                           SEPARATE ACCOUNT PROVISION

THE SEPARATE ACCOUNT: The Separate Account is designated on the Contract Schedule. It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts. The assets of the Separate Account, equal to reserves and other liabilities of your Contract and those of other Owners who have an interest in the Separate Account, will not be charged with liabilities arising out of any other business we may conduct.

The Separate Account assets are divided into Subaccounts. The assets of the Subaccounts are allocated to the Investment Option(s) shown on the Contract Schedule. We may add additional Investment Option(s) to those shown. You may be permitted to transfer your Contract Value or allocate Purchase Payments to the additional Subaccount(s). However, the right to make such transfers or allocations will be limited by any terms and conditions we may impose.

Should the shares of any Investment Option(s) become unavailable for investment by the Separate Account, or our Board of Directors deems further investment in the shares inappropriate, we may limit further purchase of such shares or substitute shares of another Investment Option for shares already purchased.

VALUATION OF ASSETS: Assets of Investment Options held within the Subaccounts will be valued at their net asset value on each Business Day.

ACCUMULATION UNITS: Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Subaccounts of the Separate Account as a result of Purchase Payments, withdrawals, transfers, or fees and charges. We will determine the number of Accumulation Units of a Subaccount purchased or canceled. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Subaccount by the dollar value of one Accumulation Unit of the Subaccount as of the end of the Business Day during which the request for the transaction is received at the Service Center.

ACCUMULATION UNIT VALUE: The Accumulation Unit Value for each Subaccount was arbitrarily set initially at $10. Subsequent Accumulation Unit Values for each Subaccount are determined by multiplying the Accumulation Unit Value for the immediately preceding Business Day by the Net Investment Factor for the Subaccount for the current Business Day.

The Accumulation Unit Value may increase or decrease from Business Day to Business Day.

NET INVESTMENT FACTOR: The Net Investment Factor for each Subaccount is determined by dividing A by B and multiplying by (1 - C) where:

     A is (i) the net asset value per share of the Investment Option held by the Subaccount at the end of the current Business Day; plus

     (ii) any dividend or capital gains per share declared on behalf of such Investment Option that has an ex-dividend date within the current Business Day.

     B is the net asset value per share of the Investment Option held by the Subaccount for the immediately preceding Business Day.

     C is (i) the Business Day equivalent of the Coverage Charge, which is shown on the Contract Schedule; plus

     (ii) a charge factor, if any, for any taxes or any tax reserve we have established as a result of the operation or maintenance of the Subaccount.

COVERAGE CHARGE: Each Business Day, we deduct a Coverage Charge from the Subaccounts of the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule.

                      CONTRACT MAINTENANCE CHARGE PROVISION

We deduct an annual Contract Maintenance Charge shown on the Contract Schedule.

                               TRANSFER PROVISION

A transfer is subject to the following:

     1. the maximum number of transfers and the number of transfers which may be made which are not subject to a Transfer Fee are shown on the Contract Schedule;

     2. a Transfer Fee is deducted if a transfer exceeds the maximum number of free transfers. The Transfer Fee is shown on the Contract Schedule. The Transfer Fee is deducted from the amount which is transferred.

     3. you may not make a transfer until after the end of the Free Look period.

     4. the minimum and maximum amounts which may be transferred are shown on the Contract Schedule.

     5. a transfer will be effected as of the end of the Business Day when we receive an acceptable transfer request containing all required information.

     6. neither us nor our Service Center are liable for a transfer made in accordance with your instructions.

     7. we reserve the right to restrict the number of transfers per year and to restrict transfers from being made on consecutive Business Days.

     8. your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be the disadvantage of other Owners. A modification could be applied to transfers to or from one or more of the Subaccounts and could include, but not be limited to:

          a. the requirement of a minimum time period between each transfer;

          b. not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one Owner; or

          c. limiting the dollar amount that may be transferred by an Owner at any one time.

     9. In addition to the above, transfers made during the Annuity Period are subject to the following:

          the amount transferred to the General Account from a Subaccount of the Separate Account will be equal to the Annuity Reserve which was transferred from the payee's interest in that Subaccount. The Annuity Reserve is the product of "(a)" multiplied by "(b)" multiplied by "(c)", where (a) is the number of Annuity Units representing the Owner's interest in the Subaccount per Annuity Payment; (b) is the Annuity Unit Value for the Subaccount; and (c) is the present value of $1.00 per payment period based on the actual age of the Annuitant to the nearest month at time of transfer for the Annuity Option, determined using the same actuarial basis as the Variable Annuity Option Tables applied on the Annuity Date for the Annuity Option elected. Amounts transferred to the General Account will be applied under the Annuity Option elected at the age of the Annuitant at the time of the transfer. If, at the time of the transfer, we are using fixed annuity option rates applicable to this class of contracts, which result in larger payments, we will use those tables instead. All amounts and Annuity Unit Values will be determined as of the end of the Business Day preceding the effective date of the transfer.

If you elect to use your transfer privilege, neither us nor our Service Center will be liable for transfers made in accordance with your instructions. If there are Joint Owners, we will accept telephone transfer instructions from either Owner.

                              WITHDRAWAL PROVISION

WITHDRAWALS: During the Accumulation Period, you may, upon Authorized Request, make a total or partial withdrawal of the Contract Withdrawal Value. Withdrawals will result in the cancellation of Accumulation Units from each Subaccount in the ratio that the value of each Subaccount bears to the total Contract Value. You must specify, by Authorized Request, which Accumulation Units are to be canceled if other than the above mentioned method of cancellation is desired. We will pay the amount of any withdrawal within seven (7) days of receipt, in good order, of a request unless the "Suspension or Deferral of Payment or Transfers from the Separate Account Provision" is in effect.

WITHDRAWAL CHARGE: Upon a total or partial withdrawal of Contract Value a Withdrawal Charge as set forth on the Contract Schedule may be assessed. Under certain circumstances, we allow withdrawals without the Withdrawal Charge.

PARTIAL WITHDRAWAL OPTION: Partial withdrawal means a withdrawal of less than the full Contract Value of this Contract. The total remaining Purchase Payments can be withdrawn with no withdrawal charge, subject to the Waiver of Withdrawal Charge Amount shown on the Contract Schedule. The total remaining Purchase Payments are Purchase Payments minus withdrawals and withdrawal charges. The amount withdrawn in excess of the Waiver of Withdrawal Charge Amount will be subject to a withdrawal charge.

You may make a partial withdrawal from this Contract before annuity payments begins or the death benefit becomes payable. Any partial withdrawal is subject to the following requirements:

     1. we must receive an Authorized Request at our Service Center stating the amount of the requested partial withdrawal, which must be for at least the minimum amount stated on the Contract Schedule;

     2. the Contract Value, the Subaccount values and the Fixed Account value, if any, remaining after the withdrawal must be at least the minimum amounts stated on the Contract Schedule;

     3. only one partial withdrawal per Contract Year may be made; and 4. no other withdrawal options may be elected or in effect.

We will deduct the amount of the partial withdrawal, plus any applicable withdrawal charge from the Contract Value.

ADDITIONAL WITHDRAWAL OPTION: If during the first 30 days of the 3rd Contract Year, you surrender all of the Contract Value, applicable withdrawal charges for surrender will be waived. You may elect this option at any time before the 3rd Contract Year, but the surrender must be effective within the first 30 days of the 3rd Contract Year.

In addition, your Authorized Request must be received at our Service Center no later than 30th day of the 3rd Contract Year. Your request must state the effective date of the surrender, and the effective date must be within the first 30 days of the 3rd Contract Year. The Contract Value will be calculated from the later of the effective date you have indicated or the date the surrender is processed and paid to you.

You have the right to revoke your election. Your written revocation must be received at our Service Center prior to the requested effective date of the surrender.

This option is not available for a 1035 exchange, direct rollover or direct transfer.

AUTOMATIC WITHDRAWAL OPTION: You can receive scheduled monthly, quarterly, semi-annual or annual payments. The Automatic Withdrawal Option is subject to the following requirements:

1. An Authorized Request to begin or discontinue this option must be received at our Service Center;

2.   Each  payment  must  be for  the  minimum  amount  stated  on the  Contract
     Schedule;

3. The Contract Value, the Subaccount values and the Fixed Account value, if any, remaining after the withdrawal must be at least the minimum amounts stated on the Contract Schedule;

4. No other withdrawal options may be elected or in effect while the Automatic Withdrawal Option is in effect. If, during a Contract Year, you have elected a partial withdrawal prior to your election of the Automatic Withdrawal Option, this option will not be effective until the beginning of the next Contract Year;

5.   You must remain in the program for a minimum of 6 months; and

6. Distributions under this option are only available by electronic fund transfer (EFT).

When the amount withdrawn under this option during a Contract Year exceeds the Waiver of Withdrawal Charge Amount shown on the Contract Schedule, at the beginning of that Contract Year, the excess amount withdrawn during the remainder of that Contract Year will be subject to the withdrawal charge. We will deduct the amount of the withdrawal, plus any applicable withdrawal charge, from the Contract Value.

REQUIRED MINIMUM WITHDRAWAL OPTION: The amount of the payment will be based on the Contract Value, and the minimum distribution rules in Section 401(a) of the Internal Revenue Code. Payments will be made on an monthly, quarterly, semi-annual or annual basis. The Contract will terminate when the Contract Value is zero. This option is only available if this Contract is part of a retirement plan qualified under Sections 401(a), 403(b), 408, or 457 of the Internal Revenue Code.

Payments are not subject to a withdrawal charge. No other withdrawal options may be elected or in effect while this option is in effect. Payments will not begin under this provision if any of the other withdrawal options under this Contract are in effect.

SUBSTANTIALLY  EQUAL PERIODIC PAYMENT WITHDRAWAL  OPTION:  These are withdrawals
described  under  Section  72(t)  and  72(q)  of  the  Internal   Revenue  Code.
Withdrawals are subject to the following requirements:

1. Payments must be substantially equal and for the periods as determined under 72(t) or 72(q) of the Internal Revenue Code;

2. An Authorized Request must be received at our Service Center to start, change or stop withdrawals under this option;

3. Once the withdrawals have started, You cannot make any additional payments to the Contract;

4. No other withdrawal options may be elected or in effect while this option is in effect;

5. The minimum withdrawal amount must be the amount shown on the Contract Schedule;

6. Payments will continue until the Owner discontinues the withdrawals or surrenders the Contract; and

7.   Payments under this option are not subject to withdrawal charges.


                             DEATH BENEFIT PROVISION

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: If the Owner's Age at issue is less than Age 81, the amount of the death benefit, as determined on the Death Benefit Date, is the greater of (1) or (2), where

(1)  is the Contract Value on the Death Benefit Date; and

(2) is the death benefit reset amount described below after adjustments for Purchase Payments, partial withdrawals, and any charges made since the last reset date.

However, in no case will the death benefit be less than the Total Adjusted Purchase Payments.

The first death benefit reset amount is equal to the initial Purchase Payment. The death benefit reset amount is then re-determined on the last day of each Contract Year prior to your 81st birthday. On these determination dates, the death benefit reset amount is set to be the greater of:

a) The prior year's death benefit reset amount after adjustments for Purchase Payments, partial withdrawals and any charges made in the past year; or

b)   The Contract Value.

Total Adjusted Purchase Payments are equal to your total Purchase Payments adjusted to reflect partial withdrawals.

The adjustment to the death benefit reset amount and the Total Adjusted Purchase Payments for withdrawals is pro rata. This means that the value after a withdrawal is equal to the value prior to the withdrawal, multiplied by the Contract Value after the withdrawal divided by the Contract Value prior to the withdrawal.

If the Owner's Age at issue is 81, but less than 86, the amount of the death benefit, as determined on the Death Benefit Date, is the Contract Value, but not less than the Total Adjusted Purchase Payments.

If the Owner's Age at issue is 86 or older, the amount of the death benefit, as determined on the Death Benefit Date, is the Contract Value.

In the event that your spouse elects to continue the Contract in his or her name, in accordance with the Death Benefit Options During the Accumulation Period provision, we will not pay a death benefit. However, the Contract Value will equal the amount of the death benefit as provided above. The amount of any future death benefit will be determined in accordance with this provision.

If the Owner is a natural person and the Owner is changed, except where the Contract is being continued by your spouse in his or her name, the death benefit amount will be determined as above. However, Total Adjusted Purchase Payments will be equal to the Contract Value on the effective date of the change of Owner, adjusted for Purchase Payments and partial withdrawals made since the change. If the Owner of this Contract is changed, death benefits under this Contract will be determined based on the Age of the new Owner or the oldest of Joint Owners as of the date of the change.

If the Owner is a non-natural person, reference to the 81st birthday will be the Annuitant's 81st birthday.

The death benefit amount in the Separate Account remains in the Separate Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Separate Account will continue to be subject to investment risk. This risk is borne by the Beneficiary.

DEATH OF OWNER DURING THE ACCUMULATION PERIOD: Upon the death of the Owner, or the death of any Joint Owner who is not the spouse of the surviving Joint Owner, the death benefit will be paid, as described in the Death Benefit provision, to the Beneficiary(ies) designated by the Owner. Upon the death of any Joint Owner, the surviving Joint Owner will become the primary Beneficiary, and any other Beneficiary designation on record at the time of such death will be treated as a Contingent Beneficiary.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD: Unless the Owner has designated a death benefit option, a Beneficiary must request that the death benefit be paid under one of the Death Benefit Options below.

     Option 1 - lump sum payment of the death benefit; or

     Option 2 - the payment of the entire death benefit within 5 years of the date of the death of the Owner or any Joint Owner; or

     Option 3 - payment of the death benefit over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Owner or any Joint Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of an Owner's death, must be distributed within five years of the date of death.

In addition, if the Beneficiary is the spouse of the deceased Owner or deceased Joint Owner, he or she may elect to continue the Contract in his or her own name and exercise all the Owner's rights under the Contract, unless the Owner had designated a death benefit option which is in effect at the time of his or her death. Unless the Internal Revenue Code provides otherwise, the spouse Beneficiary may only elect to continue the Contract one time.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the "Suspension or Deferral of Payment or Transfers from the Separate Account Provision" is in effect.

Payment to the Beneficiary, other than in a single sum, may only be elected during the sixty-day period beginning with the date of receipt of proof of death.

DEATH OF OWNER DURING THE ANNUITY PERIOD: If an Owner, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at such Owner's death. Upon the death of an Owner during the Annuity Period, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT: If the Annuitant is not an Owner and dies during the Accumulation Period, the Owner or the younger of any Joint Owner will become the Annuitant, unless another Annuitant is designated. Any Annuitant designated will be subject to our underwriting rules then in effect. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant during the Annuity Period, and before the guaranteed payments, if any, under the payment option applicable have been paid, the remaining guaranteed payments will be distributed at least as rapidly as under the method of distribution being used as of the date of the Annuitant's death.

PAYMENT OF DEATH BENEFIT: We will require due proof of death before any death benefit is paid. Due proof of death will be:

          1.   a certified  death  certificate;  or

          2. a certified decree of a court of competent jurisdiction as to the finding of death; or

          3.   any other proof satisfactory to us.

All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

                                ANNUITY PROVISION

GENERAL: On the Annuity Date, the Adjusted Contract Value will be applied under the Annuity Option you have selected. You may elect to have the Adjusted Contract Value applied to provide a Fixed Annuity, a Variable Annuity or a combination Fixed and Variable Annuity. If a combination is elected, you must specify what part of the Adjusted Contract Value is to be applied to the Fixed and Variable Options.

ANNUITY DATE: You select an Annuity Date at the time of issue. The Annuity Date must be the first day of a calendar month. The earliest Annuity Date you can select is one year after the Issue Date. The latest Annuity Date you can select is the later of the first day of the first calendar month following the Annuitant's 100th birthday or 10 years from the Issue Date, or the maximum date permitted under state law. You may, at any time prior to the Annuity Date, change the Annuity Date by Authorized Request 30 days in advance.

ANNUITIZATION ENHANCEMENT AMOUNT: If you elect an Annuity Date which is: (a) on or after the fifth Contract Anniversary; and (b) you select an Annuity Option which is based on the continuation of life of the Annuitant, we will add an Annuitization Enhancement Amount as stated on the Contract Schedule to the Adjusted Contract Value.

SELECTION OF AN ANNUITY OPTION: You can select an Annuity Option by Authorized Request. If no Annuity Option is selected, Option 2, with 120 Monthly Payments Guaranteed, will automatically be applied. You may, at any time prior to the Annuity Date, by an Authorized Request made 30 days in advance, select and/or change the Annuity Option.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS: Annuity Payments are paid in monthly installments. The Adjusted Contract Value is applied to the Annuity Table for the Annuity Option selected. If the Adjusted Contract Value to be applied under an Annuity Option is less than $10,000, the Company reserves the right to make a lump sum payment in lieu of Annuity Payments. If the Annuity Payment would be or become less than $250, the Company reserves the right to reduce the frequency of payments to an interval which will result in each payment being at least $250.

ANNUITY OPTIONS: This Contract provides for Annuity Payments under one of the Annuity Options described below. Any other Annuity Option acceptable to us may be selected.

OPTION 1 - LIFE ANNUITY. We will make monthly Annuity Payments during the life of the Annuitant and ceasing with the last Annuity Payment due prior to the Annuitant's death.

OPTION 2 - LIFE ANNUITY WITH 120 OR 240 MONTHLY ANNUITY PAYMENTS GUARANTEED. We will make monthly Annuity Payments during the life of the Annuitant with a guarantee that if at the Annuitant's death there have been less than 120 or 240 monthly Annuity Payments made as selected, monthly Annuity Payments will continue for the remainder of the guaranteed period. You may elect to have the present value of the guaranteed monthly Annuity Payments remaining, as of the date notice of the Annuitant's death is received at the Service Center, commuted at the Assumed Investment Return selected for a Variable Annuity or for a Fixed Annuity at the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Annuity Date. We will require the return of this Contract and proof of death prior to the payment of any commuted values.

OPTION 3 - JOINT AND LAST SURVIVOR ANNUITY. We will make monthly Annuity Payments during the joint lifetime of the Annuitant and the Joint Annuitant. Upon the death of the Annuitant, if the Joint Annuitant is then living, Annuity Payments will continue to be paid during the remaining lifetime of the Joint Annuitant at a level of 100%, 75% or 50% of the previous level, as selected. Monthly Annuity Payments cease with the final Annuity Payment due prior to the last survivor's death.

OPTION 4 - JOINT AND LAST SURVIVOR ANNUITY WITH 120 OR 240 MONTHLY ANNUITY PAYMENTS GUARANTEED. We will make monthly Annuity Payments during the joint lifetime of the Annuitant and the Joint Annuitant. Monthly Annuity Payments will continue to be paid during the remaining lifetime of the Joint Annuitant at 100% of the previous level, as selected. If at the last death of the Annuitant and the Joint Annuitant, there have been less than 120 or 240 monthly Annuity Payments made as selected, monthly Annuity Payments will continue to be made for the remainder of the guaranteed period. You may elect to have the present value of the guaranteed monthly Annuity Payments remaining, as of the date notice of the last Annuitant's death is received by us, commuted at the Assumed Investment Return selected for a Variable Annuity or for a Fixed Annuity at the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Annuity Date. We will require the return of this Contract and proof of death prior to the payment of any commuted values.

ANNUITY: If you select a Fixed Annuity, the Adjusted Contract Value is allocated to the General Account and the Annuity is paid as a Fixed Annuity. If you select a Variable Annuity, the Adjusted Contract Value will be allocated to the Subaccounts of the Separate Account in accordance with your selection, and the Annuity will be paid as a Variable Annuity. You may also select a combination of a Fixed Annuity and a Variable Annuity in which case your Annuity Payment would be the sum of the Fixed Annuity and the Variable Annuity. Unless you designate another payee, you will be the payee of the Annuity Payments. If when Annuity Payments begin we are using tables of annuity rates for these Contracts which result in larger Annuity Payments, we will use those tables instead. Where permitted, Annuity Payments will depend on the Age and sex of the Annuitant.

The first annuity payment will be due one month (or one modal period if other than a monthly Annuity Payment frequency is elected) following the later of the Annuity Date or the date of receipt of all required forms.

BMA may elect to determine the amount of each Annuity Payment up to 10 business days prior to the elected payment date.

FIXED ANNUITY: You may elect to have the Adjusted Contact Value applied to provide a Fixed Annuity. The dollar amount of each Fixed Annuity Payment shall be determined in accordance with the Fixed Annuity Option Tables.

VARIABLE ANNUITY: You may elect to have the Adjusted Contract Value applied to provide a Variable Annuity. Variable Annuity Payments reflect the investment performance of the Separate Account in accordance with the allocation of the Adjusted Contract Value to the Subaccounts during the Annuity Period. Variable Annuity Payments are not guaranteed as to dollar amount.

On the Annuity Date a fixed number of Annuity Units will be purchased as follows:

For each Subaccount the fixed number of Annuity Units is equal to the Adjusted Contract Value for all Subaccounts, divided first by $1000, then multiplied by the appropriate Annuity Payment amount from the Variable Annuity Option Tables contained in this Contract for each $1000 of value for the Annuity Option selected, and then divided by the Annuity Unit value for that Subaccount on the Annuity Date. Thereafter, the number of Annuity Units in each Subaccount remains unchanged unless you elect to transfer between Subaccounts. All calculations will appropriately reflect the Annuity Payment frequency selected.

On each Annuity Payment date, the total Variable Annuity Payment is the sum of the Annuity Payments for each Subaccount. The Variable Annuity Payment in each Subaccount is determined by multiplying the number of Annuity Units then allocated to such Subaccount by the Annuity Unit value for that Subaccount.

On each subsequent Business Day, the value of an Annuity Unit is determined in the following way:

First: The Net Investment Factor is determined as described under "Separate Account Provision - Net Investment Factor" above.

Second: The value of an Annuity Unit for a Business Day is equal to:

     a.   the value of the Annuity Unit for the immediately  preceding  Business
          Day;

     b.   multiplied by the Net Investment Factor for the current Business Day;

     c. divided by the Assumed Net Investment Factor (see below) for the Business Day.

The Assumed Net Investment Factor is equal to one plus the Assumed Investment Return which is used in determining the basis for the purchase of an Annuity, adjusted to reflect the particular Business Day. The Assumed Investment Return that we will use is 3 1/2%.

MORTALITY AND EXPENSE GUARANTEE: We guarantee that the dollar amount of each Annuity Payment after the first will not be affected by variations in mortality or expense experience.

                   ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISION

OWNER: As the Owner you have all the interest and rights under this Contract. The Owner is the person designated as such on the Issue Date, unless changed. Any change of Owner is subject to our underwriting rules then in effect and the rights of any irrevocable Beneficiary(ies).

You may change Owners of the Contract at any time by Authorized Request. A change of Owner will automatically revoke any prior designation of Owner. A change will not take effect until we receive your Authorized Request and have recorded the change at our Service Center. We will not be liable for any payment made or action taken before we record the change.

JOINT OWNER: A Contract may be owned by Joint Owners. Upon the death of either Owner, the surviving Joint Owner will be the Primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in an Authorized Request.

ANNUITANT: The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by you at the Issue Date, unless changed prior to the Annuity Date. The Annuitant may not be changed in a Contract which is owned by a non-natural person. A change will not take effect until we receive your Authorized Request and have recorded the change at our Service Center. We will not be liable for any payment made or action taken before we record the change. Any change of Annuitant is subject to our underwriting rules then in effect.

ASSIGNMENT OF A CONTRACT: An Authorized Request specifying the terms of an assignment of a Contract must be provided to the Service Center. We will not be liable for any payment made or action taken before we record the assignment.

We will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with our consent.

If the Contract is assigned, your rights may only be exercised with the consent of the assignee of record.

                                   BENEFICIARY

BENEFICIARY: The Beneficiary designation in effect on the Issue Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at your death.

Unless you provide otherwise, the death benefit will be paid in equal shares to the survivor(s) as follows:

     1. to the primary Beneficiary(ies) who survive you and/or the Annuitant's death, as applicable; or if there are none

     2.   to  the  contingent   Beneficiary(ies)  who  survive  you  and/or  the
          Annuitant's death, as applicable; or if there are none

     3.   to your estate.

CHANGE OF BENEFICIARY: Subject to the rights of any irrevocable Beneficiary(ies), you may change the Primary Beneficiary(ies) or Contingent Beneficiary(ies). A change may be made by Authorized Request. The change will take effect as of the date the Authorized Request is signed. The Company will not be liable for any payment made or action taken before it records the change.

                 SUSPENSION OF DEFERRAL OF PAYMENTS OR TRANSFERS
                            FROM THE SEPARATE ACCOUNT

The Company reserves the right to suspend or postpone payments from the Separate Account for a withdrawal or transfer for any period when:

     1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     2.   trading on the New York Stock Exchange is restricted;

     3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

     4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

                               GENERAL PROVISIONS

THE CONTRACT: The entire Contract consists of this Contract, and any attached application, endorsements or riders. This Contract may be changed or altered only by our President or Secretary. Any change, modification or waiver must be made in writing.

If we are prohibited by any law (including, but not limited to, an Executive Order of the President of the United States), from engaging in any transaction with an individual or entity that has an interest or expectancy in this Contract, this Contract shall be void.

Any Contract Value paid shall be disbursed by Us as directed by the United States Department of the Treasury or other appropriate government agency, court or administrative body.

NON-PARTICIPATING IN SURPLUS: This Contract does not share in any distribution of our profits or surplus.

INCONTESTABILITY: We will not contest this Contract from its Issue Date.

MISSTATEMENT OF AGE OR SEX: We may require proof of Age of the Annuitant before making any life contingent Annuity Payment provided for by this Contract. If the Age or sex of the Annuitant has been misstated the amount payable will be the amount that the Contract Value would have provided at the true Age or sex.

Once Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment, and overpayments will be deducted from the future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT: This Contract must be returned to us upon any settlement. Prior to any settlement as a death claim, due proof of death must be submitted to us. Any paid-up annuity, withdrawal or death benefits that may be available are not less than the minimum benefits required by statute.

REPORTS: We will furnish you with a report showing the Contract Value at least once each calendar year. We will also furnish an annual report of the Separate Account. These reports will be sent to your last known address.

TAXES: Any taxes paid to any governmental entity will be charged against the Contract Value. We will, in our sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by us of the Purchase Payment(s); or commencement of Annuity Payments. We may, at our sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We reserve the right to establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account. We will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL: Where any benefits under this Contract are contingent upon the recipient being alive on a given date, we may require proof satisfactory to us that the condition has been met.

PROTECTION OF PROCEEDS: No Beneficiary may commute, encumber, alienate or assign any payments under this Contract before they are due. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payment thereof.

MODIFICATION OF CONTRACT: This Contract may not be modified by us without your consent except as may be required by applicable law.

                          RESERVES, VALUES AND BENEFITS

All reserves are greater to or equal to those required by statute. Any values and death benefits that may be available under this Contract are not less than the minimum benefits required by any law in the state in which this Contract is delivered.

                                 ANNUITY TABLES


                                  Annuity Payments for the Life of the Payee, with Guaranteed Periods
--------------- --------------------------------------------- -- ------------ ----------------------------------------------
                 Monthly Payment Per $1000 of Adj. Contract                         Monthly Payment Per $1000 of Adj.
                                  Value                           Female                    Contract Value
                ---------------------------------------------    ------------ ----------------------------------------------
Male               Life        10 Years         20 Years          Annuitant      Life         10 Years         20 Years
Annuitant Age      Only       Guaranteed       Guaranteed            Age         Only        Guaranteed       Guaranteed
----------------  ----------- ---------------- ----------------    ------------ ------------ ---------------- --------------
      50           4.37          4.33             4.23               50          4.05           4.03             3.99
      51           4.44          4.40             4.28               51          4.10           4.08             4.03
      52           4.51          4.47             4.34               52          4.16           4.14             4.08
      53           4.58          4.54             4.39               53          4.22           4.20             4.13
      54           4.66          4.61             4.45               54          4.28           4.26             4.18

      55           4.75          4.69             4.51               55          4.35           4.32             4.24
      56           4.84          4.77             4.57               56          4.42           4.39             4.29
      57           4.93          4.86             4.63               57          4.49           4.46             4.35
      58           5.04          4.95             4.69               58          4.57           4.54             4.41
      59           5.14          5.05             4.76               59          4.66           4.62             4.48

      60           5.26          5.15             4.82               60          4.75           4.70             4.54
      61           5.38          5.26             4.89               61          4.84           4.79             4.61
      62           5.51          5.37             4.95               62          4.94           4.88             4.68
      63           5.65          5.49             5.01               63          5.05           4.98             4.74
      64           5.80          5.62             5.08               64          5.17           5.09             4.81

      65           5.96          5.75             5.14               65          5.29           5.20             4.88
      66           6.13          5.89             5.20               66          5.42           5.32             4.95
      67           6.32          6.03             5.25               67          5.56           5.44             5.02
      68           6.51          6.18             5.31               68          5.71           5.57             5.09
      69           6.72          6.33             5.36               69          5.88           5.71             5.16

      70           6.94          6.49             5.41               70          6.05           5.85             5.22
      71           7.18          6.65             5.46               71          6.24           6.01             5.29
      72           7.44          6.82             5.50               72          6.44           6.17             5.35
      73           7.71          6.98             5.54               73          6.66           6.34             5.40
      74           7.99          7.15             5.57               74          6.90           6.51             5.45

      75           8.30          7.33             5.60               75          7.16           6.69             5.50
      76           8.63          7.50             5.63               76          7.44           6.88             5.54
      77           8.98          7.67             5.65               77          7.75           7.07             5.58
      78           9.35          7.84             5.67               78          8.07           7.26             5.61
      79           9.76          8.01             5.69               79          8.42           7.46             5.64

      80          10.18          8.18             5.70               80          8.80           7.66             5.66
      81          10.64          8.33             5.72               81          9.20           7.85             5.68
      82          11.12          8.49             5.73               82          9.64           8.04             5.70
      83          11.64          8.64             5.73               83          10.12          8.22             5.71
      84          12.20          8.77             5.74               84          10.63          8.40             5.72

      85          12.77          8.90             5.74               85          11.19          8.57             5.73
--------------- ----------- ---------------- ----------------    ------------ ------------ ---------------- ----------------

Payment factors for ages and annuity forms provided by this contract, but not shown above, are available upon request.


------------------------------------------------- ----------------------------
[GRAPHIC OMITTED][GRAPHIC OMITTED]                INDIVIDUAL FLEXIBLE PAYMENT
                                                  DEFERRED VARIABLE ANNUITY
                                                  NON-PARTICIPATING
------------------------------------------------- ----------------------------

BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA
[BMA TOWER, P. O. BOX 412879
700 Karnes Boulevard
KANSAS CITY,  MO  64141]

Call [(800) 423-9398] for assistance or questions






               THIS IS A LEGAL CONTRACT, PLEASE READ IT CAREFULLY.
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